Exhibit 3.1

UNIVEST CORPORATION OF PENNSYLVANIA

Amended and Restated Articles of Incorporation

1.	The name of the corporation is: Univest Corporation of Pennsylvania

2.	The location and post office address of its initial registered office in this commonwealth is: c/o Univest Corporation of Pennsylvania of Souderton, Montgomery County, Pennsylvania.

3.	The corporation is incorporated under the provisions of the Pennsylvania Business Corporation Law of 1988 (15 Pa. C.S. § 1101 et seq.), as the same may be amended.

4.	The purpose or purposes of the Corporation are to have unlimited power to engage in and to do any lawful act concerning any and all business for which corporations may be incorporated under the provisions of the Pennsylvania Business Corporation Law of 1988, as the same may be amended.

5.	The term of its existence is: Perpetual

6.	The aggregate number of shares which the Corporation shall have authority to issue is forty eight million (48,000,000) shares of Common Stock of the par value of Five Dollars ($5.00) per share (the “Common Stock”), and the total number of shares of preferred stock that the Corporation shall have authority to issue is ten million (10,000,000) shares of the par value of Five Dollars ($5.00) per share (the “Preferred Stock”). The Preferred Stock may be issued from time to time as a class without series, or if so determined by the Board of Directors of the Corporation, either in whole or in part in one or more series. There is hereby expressly granted to and vested in the Board of Directors of the Corporation authority to fix and determine (except as fixed and determined herein), by resolution, the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including specifically, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of Preferred Stock (or the entire class of Preferred Stock if none of such shares have been issued), the number of shares constituting any such series and the terms and conditions of the issue thereof. Prior to the issuance of any shares of Preferred Stock, a statement setting forth a copy of each such resolution or resolutions and the number of shares of Preferred Stock of each such class or series shall be executed and filed in accordance with the Pennsylvania Business Corporation Law. Unless otherwise provided in any such resolution or resolutions, the number of shares of capital stock of any such class or series so set forth in such resolution or resolutions may thereafter be increased or decreased (but not below the number of shares then outstanding), by a statement likewise executed and filed setting forth a statement that a specified increase or decrease therein had been authorized and directed by a resolution or resolutions likewise adopted by the Board of Directors of the Corporation. In case the number of such shares shall be decreased, the number of shares so specified in the statement shall resume the status they had prior to the adoption of the first resolution or resolutions.

7.	No holder of any shares of the stock of this Corporation shall have any pre-emptive right to purchase, subscribe for or otherwise acquire any shares of stock of this Corporation of any class now or hereafter authorized or any securities exchangeable for or convertible into such shares of any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares; further, cumulative voting shall not be allowed but each stockholder shall be entitled at all elections of directors to cast a number of votes equal to the number of shares owned by him for as many directors as there are to be elected.

8.	The presence in person or by proxy of Shareholders entitled to cast at least a majority of the votes which all Shareholders are entitled to cast shall constitute a quorum at a meeting of the Shareholders. If a quorum is present, the affirmative vote of the majority of the Shareholders represented at the meeting shall be the act of the Shareholders unless the vote of a greater number is required by these Articles or the Bylaws of this Corporation.

9.	The affirmative vote of the holders of a majority of the shares of this Corporation’s stock, issued, outstanding, and entitled to vote, shall be required to approve any of the following:

a.	Any merger or consolidation of this Corporation with or into any other corporations;

b.	Any share exchange in which a corporation, person, or entity acquires the issued or outstanding shares of stock of this Corporation, pursuant to a vote of the Stockholders;

c.	Any sale, lease, exchange, or other transfer of all, or substantially all of the assets of this Corporation to any other corporation, person or entity; or

d.	Any transaction similar to or having similar effect as the foregoing transactions.

In the event any corporation, person, or entity owns, as a beneficial owner, directly or indirectly, more than five percent (5%) of the shares of this Corporation, issued, outstanding, and entitled to vote, on the record date for the determination of Stockholders entitled to notice and to vote at any special or annual meeting of the Stockholders, then, and in that event, the affirmative vote of at least seventy-five percent (75%) of the shares of this Corporation, issued, outstanding, and entitled to vote, shall be required to approve any of the transactions identified above in paragraphs (a) through (d), inclusive. The affirmative vote of at least seventy-five percent (75%) of the shares outstanding as set forth herein above shall be in lieu of the vote of the Stockholders otherwise required by law.

The Board of Directors of this Corporation shall have the sole power and duty to determine from the corporate stock records or from any other source or from information known to the Board, if and when such other corporation, person, or entity is a beneficial owner, directly or indirectly, of more than five percent (5%) of the shares of this Corporation, issued, outstanding, and entitled to vote. In addition thereto, the Board of Directors shall have the sole power to determine if any transaction is similar to, or has a similar effect as any of the transactions identified above in paragraphs (a) through (d), inclusive. Such determination as made by the Board of Directors shall be conclusive and binding for all purposes hereof.

The provisions hereof shall not apply to any transaction which is approved in advance by the majority vote of the members of the Board of Directors of this Corporation at a meeting duly called and held in accordance with the Bylaws of this Corporation.

This Corporation may voluntarily completely liquidate and/or dissolve only if the proposed liquidation and/or dissolution is approved by the affirmative vote of the holders of at least seventy-five percent (75%) of the shares of this Corporation, issued, outstanding, and entitled to vote at any duly-convened annual or special meeting of the Stockholders of this Corporation.

10.	Any director, any class of directors, or the entire Board of Directors of this Corporation, may be removed from office at any time only for cause, and only by either the affirmative vote of a majority vote of the Board of Directors in office, or the affirmative vote of the holders of at least seventy-five percent (75%) of the shares of this Corporation, issued, outstanding, and entitled to vote for the election of directors. Cause shall include, but not be limited to, the following:

a.	Mismanagement, collusion, or fraud;

b.	Improper conduct relating to the funds of this Corporation;

c.	Violation of the fiduciary duty of the directors;

d.	All acts, omissions, and concealments which involve a breach of the legal or equitable duty, trust, or confidence justly reposed in a Director;

e.	Wasting corporate assets;

f.	Judicially declared of unsound mind; or

g.	Conviction of an offense punishable by imprisonment for a term of more than one (1) year.

11.	The authority to make, amend, alter, change, or repeal the Bylaws of the Corporation is hereby specifically granted to and vested in the Board of Directors of the Corporation which must be approved by a vote of the majority of the Board of Directors in office at any regular or special meeting, duly convened after notice for that purpose. This authority is subject to the power of the Stockholders to make, amend, alter, change, or repeal the Bylaws of the Corporation by the affirmative vote of seventy-five percent (75%) of the shares of the Corporation’s capital stock, issued, outstanding and entitled to vote, at any regular or special meeting duly convened after notice for that purpose. Notwithstanding the foregoing, the Board does not have the power to amend any Bylaw provision that is required by law to be amended by the Stockholders of the Corporation.

12.	This Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation upon:

a.	The affirmative vote of the holders of at least seventy-five percent (75%) of the shares of this Corporation, issued, outstanding, and entitled to vote at any regular or special meeting duly convened; or

b.	The affirmative vote of a majority of the members of the Board of Directors of this Corporation and the Affirmative vote of the holders of a majority of the shares of this Corporation, issued, outstanding, and entitled to vote at any regular or special meeting duly convened.

13.	Nominations for the election of members of the Board of Directors may be made by the Board of Directors or by any Shareholder entitled to vote for the election of Directors. Nominations made by Shareholders entitled to vote for the election of Directors shall be made by notice, in writing, delivered to or mailed by registered return receipt mail, postage prepaid, to the Secretary of this Corporation, not less than fifty days prior to any meeting of the Shareholders called for the election of Directors; provided, however, that if less than twenty-one days notice of the meeting is given to the Shareholders, such a nomination shall be delivered or mailed to the Secretary of this Corporation not later than the close of the seventh day following the date on which the notice of the meeting was mailed to the Shareholders. Such notification shall contain the following information to the extent known to the Shareholder intending to nominate any candidate for election to the Board of Directors:

a.	The names, ages, and resident addresses of each of the proposed nominees;

b.	The principal occupation or employment and business address of each proposed nominee;

c.	The total number of shares of this Corporation that, to the knowledge of the notifying Shareholder, will be voted for each of the proposed nominees;

d.	The name and resident address of the notifying Shareholder; and

e.	The number of shares owned by the notifying Shareholder.

The nomination for a Director who has not previously served as a Director shall be made from among the then serving Alternate Directors as defined in the Bylaws of the Corporation. Nominations for Alternate Directors shall be made in the same manner as Directors and in accordance to the then applicable provision of these Articles for such nominations. Any nomination for Director made by a Shareholder that is not made in accordance herewith may be disregarded by the Nominating Committee of the Board, if there be one, or, if not, by the Secretary of the meeting, and the votes cast for such nominee may be disregarded by the judges of election.

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